Exhibit 99.1

George MacKenzie	P 856.346.8200
Chairman of the Board of Directors
1025 Laurel Oak Road
Voorhees, NJ 08043

May 9, 2014

Ms. Susan Story

1414 South Penn Square

Philadelphia, PA 19102

Re:	Employment Letter Agreement

Dear Susan:

On behalf of American Water Works Company, Inc. (the “Company”) and its Board of Directors, we are delighted to provide you with this new employment letter agreement (this “Agreement”) in anticipation of your election to the role of President and Chief Executive Officer effective as of your election to said office on May 9, 2014. As President and Chief Executive Officer of the Company, you shall have the authority to control the day-to-day operations of the Company and its corporate strategy, subject to the Company’s Bylaws and Delegation of Authority and to the directions and decisions of the Company’s Board of Directors. The following are the terms and conditions of your employment as the Company’s President and Chief Executive Officer:

1.	Annual Base Salary. Effective May 10, 2014, your annual base salary will be increased to $700,000.00, payable in accordance with the Company’s normal payroll practices.

2.	Annual Incentive Plan. You will continue to participate in the Company’s Annual Incentive Plan (“AIP”). Your target award under the AIP is 100% of your annual base salary, and for 2014 will be prorated at each salary and target level. Under the terms of the AIP, your actual award payout may be up to 200% of your target award and will be dependent on both (i) your individual performance which may result in an individual performance factor range of 0 to 200% of your target award and (ii) the application of the Company’s Corporate Multiplier (which may range from 0 to 150%) to your individual award. The Board of Directors will establish each performance year a set of mutually agreed upon AIP goals and objectives for you as President and CEO. Your AIP award for 2014 will be based on the level of progress towards achieving the goals and objectives that were agreed upon and approved by the Board of Directors, as reflected in the minutes of the meeting of the Board of Directors at which they were approved.

3.	Long Term Incentive Plan.

a.	You will continue to be eligible to participate in the Company’s Long Term Incentive Plan (“LTIP”).

b.	Your target payout under the LTIP is 200% of your annual base salary. In addition to the LTIP grant that you have already received for 2014, you will receive an additional LTIP grant within ten (10) days after the date of this Agreement to reflect your new salary and new level of your LTIP target payout, with the value of such additional LTIP grant determined as of the date of grant and with it being made in the same proportions and on the same terms as the LTIP grant that you have already received for 2014.

May 9, 2014

4.	Terms of AIP and LTIP. It is understood that the Board has a right to amend the Company’s AIP and LTIP plans, and may do so during the term of your employment. As a result, the terms of your participation in such plans may vary from that described herein or contemplated hereby, provided that any such changes do not materially impair any rights or obligations under any Grant previously made to you or otherwise reduce any benefits accrued as of such date.

5.	Executive Severance Policy. You will be entitled to the benefits and subject to the terms of the Company’s executive severance policy which provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. Under the policy, you will receive, among other benefits, company-paid COBRA, salary continuation benefits in the form of 18 months of your base salary and a prorated annual incentive plan award.

6.	Benefits. You will be eligible to participate in the Company’s comprehensive benefits package, which currently includes, without limitation, medical, dental, vision, life and accidental death and dismemberment insurance and short-term and long-term disability insurance, as in effect from time to time for the Company’s senior management.

7.	Retirement and Deferred Compensation Plans. You will be eligible to participate in the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Deferred Compensation Plan pursuant to the terms of those Plans as in effect from time to time provided that no amendment to any such plan shall reduce your accrued benefits to the date of such amendment.

8.	Outside Activities.

a.	The Board of Directors of the Company understands and hereby acknowledges that currently you are a member of the board of directors of Raymond James Financial, Inc. It is hereby expressly agreed that for a period of twenty-four (24) months, you will not serve or seek to serve on the board of directors of any other “for profit” company. Except as permitted and set forth in this paragraph 8, you will not engage in any business activity or serve on the board of directors or advisory committee of any for-profit corporation, partnership, limited liability company or other form of business or entity without the prior approval of the Board of Directors of the Company.

b.	The Board of Directors of the Company understands that during your term of employment with the Company you will be involved in one or more non-profit organizations and/or associations including those which may relate to the Company’s strategy or regulated industries.

9.	Vacation. You are entitled to five (5) weeks of vacation each year which must be used in accordance with the Company’s vacation policy.

10.	Section 409A of the Internal Revenue Code.

a.	Notwithstanding any other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”), to the extent applicable, and this Agreement shall be interpreted to avoid any taxes, interest, penalty or other sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement (including each payment in a series of installments) shall be treated as a separate payment. To the extent an amount subject to Section 409A of the Code is payable during a specified period, in no event may you, directly or indirectly, designate the calendar year of payment.

May 9, 2014

b.	To the maximum extent permitted under Section 409A of the Code, any severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. § 1.409A-1 (b)(9)(iii); provided, however, any amount payable to you during the six (6) month period following your date of separation from service that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Section 409A of the Code shall hereinafter be referred to as the “Excess Amount.” If at the time of your separation from service, you are a “specified employee” (as defined in Section 409A of the Code and determined in the sole discretion of the Company), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following your separation from service with the Company (or any successor thereto) for six (6) months following your termination date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to you on the first payroll date following the date that is six (6) months following your separation from service with the Company (or any successor thereto). If you die during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A of the Code, such Excess Amount shall be paid to the personal representative of your estate on the first payroll date following our death. All other payments shall be paid when otherwise scheduled.

11.	Prior Employment Agreement. This Agreement supersedes and replaces in its entirety that certain letter agreement between the Company and you dated as of February 6, 2013.

Except and so far as you and the Company agree otherwise in writing, your employment with the Company shall remain at-will, which means that your employment with the Company may be terminated by you or the Company at any time, with or without Cause.

Susan, we look forward to working with you as President and CEO as you continue to execute on our strategy and grow the Company.

Please signify your agreement with the foregoing terms of your continued employment by returning to my attention the original of this Agreement.

Sincerely yours,

George MacKenzie
Chairman of the Board

AGREED:

Susan N. Story